Exhibit 4.2

Description of Securities Registered under Section 12 of the Exchange Act

The following is a summary of the current material terms of our capital stock. Because it is only a summary, it does not contain all information that may be important to you. Therefore, you should read carefully the more detailed provisions of our certificate of incorporation and bylaws.

General

As of the date of this Annual Report on Form 10-K, our authorized capital stock consists of 250,000,000 shares of common stock, par value $0.00001 per share. No other classes of stock are authorized or expected to be authorized under our certificate of incorporation. The issued and outstanding shares of our common stock are duly authorized, validly issued, fully paid and non-assessable.

Common Stock

Each holder of shares of our common stock is entitled to one vote for each share of common stock held of record by such holder. Holders of our common stock, voting as a single class, are entitled to elect all of the directors of the Company. Matters submitted for stockholder approval generally require a majority vote. Holders of our common stock are entitled to receive ratably such dividends as may be declared by our board out of funds legally available therefor. Upon our liquidation, dissolution or winding up, holders of our common stock would be entitled to share ratably in our net assets. Holders of our common stock have no preemptive, redemption, conversion or other subscription rights.

The registrar and transfer agent for our common stock is Securities Transfer Corporation, 2901 Dallas Parkway, Suite 380, Plano, Texas 75034-8543, (469) 633-0101.

Exclusive Forum Provision

Our certificate of incorporation and bylaws provide that unless we consent in writing to the selection of an alternative forum, the United States District Court for the District of Arizona sitting in Phoenix, Arizona, or, if such court lacks jurisdiction, the state district court of Maricopa County, Arizona, shall, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf; (b) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our shareholders; (c) any action asserting a claim against us or any of our directors, officers, or other employees pursuant to any provision of our certificate of formation or bylaws or the Delaware General Corporation Law; and (d) any action asserting a claim against us or any of our directors, officers or other employees relating to our internal affairs. Any person or entity purchasing or otherwise acquiring or holding any interest in our stock shall be deemed to have notice of and to have consented to jurisdiction and venue in the United States District Court for the District of Arizona sitting in Phoenix, Arizona, and the state district court of Maricopa County, Arizona. If any action within the scope of this provision is filed in violation of such provision (a “violating action”), the violating party shall be deemed to have consented to (a) the personal jurisdiction of such Arizona federal and state courts in connection with any action brought in any such court to enforce such provision and (b) having service of process made upon the violating party in any such action by service upon the violating party’s counsel in the violating action as agent for such shareholder. This provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees, and may discourage lawsuits with respect to such claims.

The Company believes that the provisions described above apply to actions arising under the Securities Act and the Exchange Act. There is uncertainty as to whether a court would enforce such provisions, as Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder.

The foregoing summary is subject to the full text of our certificate of incorporation and bylaws.